Calculation of Filing Fee Tables
S-8
TANDEM DIABETES CARE INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.001 par value per share	Other	3,260,000	$ 14.36	$ 46,813,600.00	0.0001381	$ 6,464.96
Total Offering Amounts:						$ 46,813,600.00		$ 6,464.96
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 6,464.96
Offering Note
[1]	This Registration Statement on Form S-8 covers (i) additional shares of common stock, par value $0.001 per share, of the Registrant (Common Stock) authorized for issuance under Tandem Diabetes Care, Inc.s 2023 Long-Term Incentive Plan, as amended (the Plan), pursuant to an amendment to the Plan approved at the Registrants 2026 Annual Meeting of Stockholders held on May 20, 2026, and (ii) pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the Securities Act), such additional shares of Common Stock that may become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction. The proposed maximum offering price per unit has been estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act and is based upon the average of the high and low prices of the Common Stock on May 20, 2026, as reported on The Nasdaq Global Market.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources